Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Dynegy Inc. for the registration of 32,931,493 shares of its common stock and to the incorporation by reference therein of our report provided to management and dated September 17, 2012, with respect to the consolidated financial statements and schedule of Dynegy Holdings, LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
December 10, 2012